Exhibit 23.3

March 30, 2007

Interactive Brokers Group, Inc.

One Pickwick Plaza

Greenwich, CT  06830

Attention: Thomas Peterffy, Chairman, Chief Executive Officer and President

Re: Consent to be Named in Registration Statement

Ladies and Gentlemen:

The undersigned hereby consents, pursuant to Rule 438 of the Securities Act of 1933, as amended (the “Act”) to be named as an incoming director of Interactive Brokers Group, Inc. (the “Company”) in the Registration Statement on Form S-1 under the Act filed by the Company in accordance with the Company’s certificate of incorporation and bylaws and accepts such appointment. The undersigned also hereby confirms the undersigned’s intent to serve as director of the Company.

Sincerely yours,

/s/ Philip D. DeFeo
Philip D. DeFeo